Exhibit 99.1

Release Date: February 1, 2013
at 4:30 p.m. EST

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FIRST QUARTER
FISCAL 2013 RESULTS

Philadelphia, Pennsylvania (February 1, 2013) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $272,000, or $0.03 per diluted share, for the quarter ended December 31, 2012 as compared to $404,000, or $0.04 per diluted share, for the comparable period in 2011.  The decreased level of earnings primarily reflected the effects of an increase in the valuation allowance related to a deferred tax asset.

Tom Vento, President and Chief Executive Officer, stated “Although  our earnings continue to be negatively impacted by a historically low interest rate environment, we continue to make significant progress in reducing our non-performing assets and improving our asset quality.  In January we sold our largest non-performing loan relationship which totaled $9.2 million at December 31, 2012.  As a result, our non-performing assets declined by approximately $7.9 million to approximately $7.8 million or 1.6% of total assets.  There was no additional loss incurred in connection with the sale of this non-performing loan relationship.”

At December 31, 2012, the Company had total assets of $491.2 million, an increase of $667,000 from $490.5 million at September 30, 2012.  The increase was attributable to increases during the first quarter of fiscal 2013 of $16.6 million in the investment and mortgage-backed securities portfolio and increases of $13.3 million in the loan portfolio.  These increases were substantially offset by a decrease in cash and cash equivalents of $28.0 million as funds received from the sale and call of investment and mortgage-backed securities during third and fourth quarters of fiscal 2012 were reinvested in loans and investment securities.

Total liabilities increased $430,000 to $431.1 million at December 31, 2012 from $430.7 million at September 30, 2012.  The increase was due to a $2.2 million increase in deposits and a $916,000 increase in advances from borrowers for taxes and insurance.  These increases were substantially offset by a $2.4 million decrease in accrued interest related to certificates of deposit as interest accrued on such deposits is generally distributed at the end of the calendar year.

Stockholders’ equity increased by $237,000 to $60.1 million at December 31, 2012.  The increase primarily reflected net income of $272,000 for the first quarter of fiscal 2013, offset partially by a decline in the unrealized gain on available for sale securities.

Net interest income decreased $292,000 or 8.4% to $3.2 million for the three months ended December 31, 2012 as compared to $3.5 million for the same period in 2011. The decrease was due to a $586,000 or 11.8% decrease in interest income partially offset by a $294,000, or 19.4% decrease in interest expense.  The decrease in interest income resulted from a 42 basis point decrease to 3.74% in the weighted average yield earned on interest-earning assets combined with a

$8.7 million or 1.8% decrease in the average balance of interest-earning assets for the three months ended December 31, 2012, as compared to the same period in 2011. The decrease in the weighted average yield earned was primarily due to the reinvestment of the proceeds from called investment securities and the origination of new loans at lower current market rates. The decrease in interest expense resulted primarily from a 24 basis point decrease to 1.15% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the year combined with a $11.1 million or 2.6% decrease in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the three months ended December 31, 2012, as compared to the same period in 2011. The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits repriced downward as well as the Bank’s continued implementation of its asset/liability strategies designed to reduce its use of higher costing certificates of deposit as a funding source.

For the quarter ended December 31, 2012, the net interest margin was 2.70%, as compared to 2.90% for the same period in 2011.  The decrease in the net interest margin was consistent with the decline in net interest income as the yields on interest-earning assets declined to a greater degree than the rates paid on interest-bearing liabilities due to the already low level of the Bank’s cost of funds.

The Company did not establish a provision for loan loss for the quarter ended December 31, 2012 compared to a provision for loan losses of $150,000 for the comparable period in 2011.  No provision was deemed necessary for the 2012 period as a $200,000 recovery on a previously charged-off construction loan was recognized which led to an increase in the loan loss allowance sufficient to account for the increased risk of loss associated with the recent loan growth.  At December 31, 2012, the Company’s non-performing assets totaled $15.0 million or 3.0% of total assets as compared to $16.0 million or 3.3% of total assets at September 30, 2012.  Non-performing assets included $13.0 million in non-performing loans of which $12.4 million consisted of one-to-four family residential loans and $595,000 were commercial real estate loans.  Non-performing assets also included six one-to-four family residential real estate owned properties totaling $2.0 million.  As noted previously, in late January 2013, the Bank completed the sale of the entire loan relationship related to a 133-unit condominium project located in Philadelphia in which the Bank was the lead lender and held a $9.2 million investment. In connection with the closing of the loan sale, the Bank and the other loan participants extended a loan to an affiliate of the borrower, the proceeds of which were used to reduce the principal balance due on the project.  The Bank’s portion of such loan is approximately $1.3 million.  The Bank did not incur any additional losses upon completion of the sale of the loans beyond the $968,000 loss already recognized in prior periods.  As a result, the Bank’s non-performing assets have declined by approximately $7.9 million.

The allowance for loan losses totaled $2.1 million, or 0.8% of total loans and 16.0% of non-performing loans at December 31, 2012.  The allowance for loan losses totaled $1.9 million, or 0.7% of total loans and 13.4% of non-performing loans at September 30, 2012.

Non-interest income amounted to $224,000 for the three months ended December 31, 2012, compared with $173,000 for the same period in 2011.  The most significant factor for the increase was modest gains experienced from the sale of mortgage-backed securities and real estate owned.

For the quarter ended December 31, 2012, non-interest expense decreased $89,000 compared to the same period in 2012.  The most significant component of the decrease was a reduction in the actuarial requirement to fund the defined benefit pension plan.

The Company recognized income tax expense for the quarter ended December 31, 2012 of $351,000 compared to income tax expense of $221,000 for the three months ended December 31, 2011.  The increase in income tax expense in the 2012 period was primarily attributable to an increase in the valuation allowance related to a deferred tax asset associated with the capital loss carryforward created in connection with the redemption in kind of a mutual fund due to the decline in the amount of unrealized gains in capital assets which can be used to offset the capital loss.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2012	2012
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$491,171	$490,504
Cash and cash equivalents	53,263	81,273
Investment and mortgage-backed securities:
Held-to-maturity	79,208	63,110
Available-for-sale	66,462	65,975
Loans receivable, net	273,971	260,684
Deposits	427,776	425,602
FHLB advances	340	483
Stockholders’ equity	60,068	59,831
Full service offices	7	7

	Three Months Ended December 31,
	2012	2011
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data (Unaudited):
Total interest income	$4,397	$4,983
Total interest expense	1,220	1,514
Net interest income	3,177	3,469
Provision for loan losses	-	150
Net interest income after provision for loan losses	3,177	3,319
Total non-interest income	224	173
Total non-interest expense	2,778	2,867
Income before income taxes	623	625
Income taxes	351	221
Net income	272	404
Basic earnings per share	0.03	0.04
Diluted earnings per share	0.03	0.04

Selected Operating Ratios (1):
Average yield earned on interest- earning assets	3.74%	4.16%
Average rate paid on interest-bearing liabilities	1.15%	1.39%
Average interest rate spread (2)	2.59%	2.77%
Net interest margin (2)	2.70%	2.90%
Average interest-earning assets to average interest-bearing liabilities	111.07%	110.24%
Net interest income after provision for loan losses to non-interest expense	114.36%	115.77%
Total non-interest expense to average assets	2.26%	2.29%
Efficiency ratio (3)	81.68%	78.72%
Return on average assets	0.22%	0.32%
Return on average equity	1.81%	2.80%
Average equity to average assets	12.20%	11.55%

	At or For the Three Months Ended December 31,
	2012	2011
Asset Quality Ratios (4)
Non-performing loans as a percent of loans receivable, net (5)	4.75%	5.77%
Non-performing assets as a percent of total assets (5)	3.04%	3.18%
Allowance for loan losses as a percent of total loans	0.75%	1.40%
Allowance for loan losses as a percent of non-performing loans	16.01%	24.73%
Net charge-offs to average loans receivable	***	0.17%

Capital Ratio (4)
Tier 1 leverage ratio
Company	12.01%	11.16%
Bank	11.23%	10.35%
Tier 1 risk-based capital ratio
Company	26.46%	26.33%
Bank	24.75%	24.42%
Total risk-based capital ratio
Company	27.40%	27.59%
Bank	25.68%	25.67%
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***  A net recovery was recognized for the period

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans in non-accrual status, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

Contact:

Thomas A. Vento - President
Joseph R. Corrato - Executive Vice President
(215) 755-1500